Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS FOURTH QUARTER
FISCAL YEAR 2005 RESULTS
     (Reno, NV – November 10, 2005) – International Game Technology (NYSE: IGT) today reported operating results for the fourth quarter and fiscal year ended September 30, 2005.
     Fourth quarter income from continuing operations totaled $105.4 million or $0.30 per diluted share compared to $54.3 million or $0.15 in the prior year. Fiscal year 2005 income from continuing operations totaled $436.5 million or $1.20 per diluted share compared to $429.8 million or $1.17 per diluted share in fiscal 2004.
     The closure of Gulf Coast area casinos in the wake of Hurricanes Katrina and Rita negatively impacted operating income results by approximately $14.9 million, pre-tax, comprised of a $9.4 million reduction in gross profit due to lost business activity, $2.8 million in asset-related charges and $2.7 million in additional operating expenses for the fourth quarter. These items reduced earnings per diluted share by approximately $0.026.
     Prior year results included a significant charge of $77.0 million, net of taxes, for the early redemption of the Company’s senior notes in the fourth quarter and favorable tax adjustments related to the utilization of foreign income tax credits totaling $3.6 million in the fourth quarter and $13.9 million for the full year.
     “Although the Company faced difficult domestic marketplace conditions, IGT delivered meaningful accomplishments this year,” said IGT Chairman and CEO TJ Matthews. “We generated record cash flow from operations and returned $520.6 million to shareholders in the form of share repurchases and dividends. We achieved record gaming operations, revenues and our international operations delivered another record-breaking year in terms of revenues, operating income and machine shipments. IGT successfully introduced competitive new penny-denominated and multi-level progressive products that have generated a strong order backlog. During the year, we entered several new domestic and international markets with our central determination systems and games, and our server-based

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

gaming initiatives continue to progress. We gained access to new distribution channels for our game content through the acquisition of WagerWorks and entered into an alliance with Progressive Gaming International and Shuffle Master to further extend our product offerings into the table games area of the casino.”
Gaming Operations
     Fourth quarter revenues and gross profit from gaming operations totaled $307.6 million and $154.3 million, respectively, compared to $308.8 million and $160.5 million in the prior year. Gross profit margins for gaming operations were 50% versus 52% in the prior year primarily due to approximately $18.1 million in fixed asset salvage value adjustments to align the value of our asset base with our current product plan.
     For the year, gaming operations revenues reached a record $1.20 billion compared to $1.16 billion in the prior year despite the interruption of Gulf Coast business activities and an additional week in the prior fiscal year due to our 52/53-week fiscal years. Gross profit margins for gaming operations were 51% compared to prior year margins of 54%. The decline in gaming operations margins was the result of technical obsolescence charges, changes in fixed asset salvage value estimates, and the consolidation of our variable interest entities that commenced in the third quarter of the prior year.
     Our installed base of recurring revenue machines ended the quarter at 38,800 units, an increase of 1,600 units from the end of last year and an increase of 300 units from the immediately preceding quarter. The year-over-year growth was primarily driven by additional placements in casino operations markets that included Alabama, California, Florida and Washington. We also gained incremental placements in our domestic lease operations installed base in New York, Rhode Island and Delaware due to performance-based reallocations of market share, and in our international lease operations installed base with the initial placement of 500 units in Mexico. Sequential installed base growth was partially offset by the removal of 742 games from the Gulf Coast region that were either destroyed or rendered inoperable as a result of the damage caused by the hurricanes.

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

Product Sales
IGT Product Sales Summary

	Quarters Ended		Years Ended
	September 30		September 30
	2005	2004	2005	2004

Revenues (in millions)
North America	$160.3	$235.4	$708.9	$991.1
International	139.7	77.5	472.0	330.3

Total	$300.0	$312.9	$1,180.9	$1,321.4

Gross Margin
North America	52%	53%	54%	54%
International	41%	46%	42%	46%
Total	47%	51%	49%	52%

Units Shipped
North America	10,200	20,200	50,500	92,500
International	29,700	12,300	91,400	66,700

Total	39,900	32,500	141,900	159,200

Average Revenue Per Unit (ARPU)
North America	$15,800	$11,700	$14,000	$10,700
International	4,700	6,300	5,200	5,000
Total	7,500	9,600	8,300	8,300
     Fourth quarter worldwide product sales revenues and gross profits totaled $300.0 million and $141.4 million, respectively, compared to $312.9 million and $160.4 million in the prior year. Non-machine related revenues, such as systems sales and game theme conversions, grew to $84.3 million in the quarter compared to $70.8 million in the prior year. Consolidated gross margins in the current quarter were 47% versus 51% in the prior year, primarily due to a larger mix of international sales.
     Domestically, a greater mix of non-machine related revenues, along with stronger pricing, helped maintain North American margins and improve average revenue per unit.

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

     International product sales revenues totaled $139.7 million in the fourth quarter, an increase of 80% over the prior year. Higher international revenues were primarily driven by the sale of 18,500 units in Japan during the quarter following the release of Winning Post™. Additionally, we realized revenue growth of 56% in Australia primarily as a result of a stronger product mix that included new premium and linked products. International gross profit margins were 41% compared to 46% in the prior year due to the heavy volume of lower margin pachisuro machine sales in Japan.
     For the year, worldwide product sales revenues and gross profit totaled $1.18 billion and $576.6 million, respectively, compared to $1.32 billion and $690.2 million in the prior year. Consolidated non-machine related revenues grew to $313.0 million in fiscal 2005 compared to $256.0 million in fiscal 2004, driven by an increase in systems and game theme conversion sales. The decline in total revenues was primarily the result of lower domestic replacement volumes. However, our international division delivered strong results driven by record-breaking performances for nearly all of our international subsidiaries, particularly Japan, Australia and Latin America. Consolidated product sales gross margins were 49% versus 52% in the prior year, primarily due to the growth in pachisuro machine sales in Japan during the current year.
Operating Expenses and Other Income/Expense
     Total operating expenses were $135.3 million for the quarter and $526.9 million for fiscal 2005 compared to $125.8 million and $504.9 million, respectively, in the same prior-year periods. For the year, selling, general and administrative costs increased primarily as a result of higher legal and compliance fees, and $10.0 million in additional costs as a result of reorganization efforts that were undertaken to move IGT closer to its customer base and to further enhance market responsiveness. Research and development costs increased with continued investments in game development and approximately $1.3 million in purchased-in-process research and development costs associated with the WagerWorks

International Game Technology Reports
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acquisition. Bad debt expense was lower in the current year as a result of a more favorable risk profile on outstanding receivables and lower domestic sales.
     Other income, net, totaled $3.5 million for the quarter and $17.6 million for fiscal 2005 compared to other expense, net, of $116.6 million and $160.9 million, respectively, in the same prior-year periods. Significant charges for the redemption of outstanding senior notes in the prior year and the subsequent reduction to interest expense were the primary factors in the favorable shift. Additionally, interest income in the current year included $10.2 million in financing fees realized on early customer loan repayments.
Cash Flows & Balance Sheet
     IGT generated $726.4 million in cash flows provided by operating activities on net income of $436.5 million in fiscal 2005, an increase of 16% from prior year cash flows. Working capital was $219.6 million at September 30, 2005 compared to $949.7 million at September 30, 2004. The change in working capital was primarily the result of the reclassification of our convertible debentures from long-term to current liabilities in the second quarter of fiscal 2005.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $688.1 million at September 30, 2005 compared to $766.6 million at September 30, 2004. Debt totaled $811.1 million at September 30, 2005 compared to $792.0 million at September 30, 2004.
     Capital expenditures totaled $238.6 million in fiscal 2005 compared to $210.9 million in the prior year. Fiscal 2005 included additional investments in gaming operations equipment and construction costs related to the expansion of the Reno facility and the development of the Las Vegas campus.
Capital Deployment
     On September 27, 2005, our Board of Directors declared a quarterly cash dividend of $0.125 per share payable on October 25, 2005 to shareholders of record on October 11, 2005. During fiscal 2005, IGT returned $165.8 million to shareholders in the form of dividends.

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

     IGT repurchased 5.7 million shares of common stock for an aggregate cost of $154.7 million during the fourth quarter. For the full year, IGT repurchased 12.8 million shares for an aggregate cost of $354.7 million. The remaining authorization under the Company’s stock repurchase program totaled 23.1 million shares at September 30, 2005.
Credit Facility
     IGT plans to amend and restate its existing $1.5 billion credit facilities with a $2.0 billion five-year revolving credit facility. In addition, pursuant to the proposed terms of the credit facility, IGT will have the right to accept incremental commitments to increase the revolving credit facility by up to an additional $500.0 million. IGT’s ability to complete the new credit facility and the ultimate size of this facility is subject to market and customary closing conditions. The new credit facility is expected to close on or before December 31, 2005.
     As previously announced on October 21, 2005, International Game Technology (NYSE “IGT”) will host a conference call regarding its Fourth Quarter & Fiscal Year 2005 earnings release on Thursday, November 10, 2005 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, International Game Technology. The access numbers are as follows:
•	Domestic callers dial 888-889-4951, passcode IGT

•	International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, November 18, 2005.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific

International Game Technology Reports
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Standard Time) on Thursday, November 10, 2005. This replay will run through Friday, November 18, 2005. The access numbers are as follows:
•	Domestic callers dial 800-964-3639

•	International callers dial 203-369-3688
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	IGT successfully introduced competitive new penny-denominated and multi-level progressive products that have generated a strong order backlog

•	Server-based gaming initiatives continue to progress

•	We gained access to new distribution channels for our game content through the acquisition of WagerWorks and entered into an alliance with Progressive Gaming International and Shuffle Master to further extend our product offerings into the table games area of the casino
     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of Ticket-In, Ticket-Out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

IGT Fourth Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Fiscal Years Ended
	September 30,		September 30,
	2005	2004	2005	2004

(In thousands, except per share amounts)

Revenues
Product sales	$300,017	$312,917	$1,180,897	$1,321,336
Gaming operations	307,591	308,803	1,198,477	1,163,416

Total revenues	607,608	621,720	2,379,374	2,484,752

Costs and operating expenses
Cost of product sales	158,651	152,559	604,342	631,161
Cost of gaming operations	153,275	148,344	584,437	534,342
Selling, general and administrative	81,989	72,988	318,532	293,144
Depreciation and amortization	19,120	17,174	69,875	64,333
Research and development	34,609	33,537	138,437	129,273
Provision for bad debts	(392)	2,131	96	18,175

Total costs and operating expenses	447,252	426,733	1,715,719	1,670,428

Operating income	160,356	194,987	663,655	814,324

Other income (expense), net	3,452	(116,601)	17,610	(160,908)

Income from continuing operations before tax	163,808	78,386	681,265	653,416

Provision for income taxes	58,384	24,077	244,726	223,663

Income from continuing operations	105,424	54,309	436,539	429,753

Discontinued operations, net of tax	—	—	—	58,924

Net income	$105,424	$54,309	$436,539	$488,677

Basic earnings per share
Continuing operations	$0.31	$0.16	$1.27	$1.24
Discontinued operations	—	—	—	0.17

Net income	$0.31	$0.16	$1.27	$1.41

Diluted earnings per share
Continuing operations	$0.30	$0.15	$1.20	$1.17
Discontinued operations	—	—	—	0.15

Net income	$0.30	$0.15	$1.20	$1.32

Weighted average shares outstanding
Basic	340,272	346,392	343,688	346,785
Diluted	365,431	374,453	370,235	376,315

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

IGT Fourth Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2005	2004

(In thousands)

Assets
Current assets
Cash and equivalents	$288,870	$306,980
Investment securities, at market value	268,336	316,976
Restricted cash and investments	130,932	142,667
Receivables, net	425,999	414,916
Inventories	142,287	165,601
Other	180,792	162,564

Total current assets	1,437,216	1,509,704

Long-term notes and contracts receivable, net	49,343	87,284

Property, plant and equipment, net	385,192	329,058

Investments to fund jackpots	469,363	468,238

Goodwill and intangibles, net	1,377,221	1,293,758

Other assets	146,109	184,922

Total assets	$3,864,444	$3,872,964

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$611,040	$103
Accounts payable	96,737	85,692
Jackpot liabilities	203,928	209,205
Accrued income taxes	14,490	7,537
Dividends payable	42,593	41,531
Other	248,867	215,941

Total current liabilities	1,217,655	560,009

Long-term notes payable, net of current maturities	200,017	791,848

Long-term jackpot liabilities	501,880	510,057

Other liabilities	39,249	34,401

Total liabilities	1,958,801	1,896,315

Total stockholders’ equity	1,905,643	1,976,649

Total liabilities and stockholders’ equity	$3,864,444	$3,872,964

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

IGT Fourth Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	September 30,	September 30,
	2005	2004

(In thousands)

Operations
Net income	$436,539	$488,677
Gain on sale of discontinued operations	—	(90,819)
Depreciation, amortization and other non-cash items	260,293	326,003
Changes in operating assets and liabilities:
Receivables	3,903	21,882
Inventories	(10,166)	(22,923)
Prepaid and other assets	24,038	(79,546)
Income taxes payable and deferred	25,239	39,645
Accounts payable and accrued liabilities	27,556	(30,706)
Jackpot liabilities	(41,007)	(28,629)

Net cash from operations	726,395	623,584

Investing
Capital expenditures	(238,643)	(210,888)
Restricted cash	11,355	4,561
Investment securities proceeds, net	49,729	458,527
Jackpot funding proceeds, net	28,053	26,561
Proceeds from sale of discontinued operations	—	151,548
Acquisition of businesses	(90,642)	(109,717)
Other investing activities	24,283	44,229

Net cash (used for) from investing	(215,865)	364,821

Financing
Debt proceeds (repayments), net	9,389	(905,333)
Dividends paid	(165,826)	(138,922)
Share repurchases	(354,731)	(129,678)
Other financing activities	(14,414)	52,179

Net cash used for financing	(525,582)	(1,121,754)

Effect of foreign exchange rates on cash	(3,058)	(81)

Net change in cash and equivalents	(18,110)	(133,430)

Beginning cash and equivalents	306,980	440,410

Ending cash and equivalents	$288,870	$306,980

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

IGT Fourth Quarter Fiscal Year 2005
Unaudited Supplemental Data

	Quarters Ended		Fiscal Years Ended
	September 30,		September 30,
Calculation of Earnings Per Share from Continuing Operations	2005	2004	2005	2004

(In thousands, except per share amounts)

Income from continuing operations	$105,424	$54,309	$436,539	$429,753
Interest expense on convertible debentures, net of tax	2,386	2,340	9,509	9,363

Diluted EPS Numerator	$107,810	$56,649	$446,048	$439,116

Basic weighted average common shares outstanding	340,272	346,392	343,688	346,785
Dilutive effect of stock options	4,628	7,530	6,016	8,999
Dilutive effect of convertible debentures	20,531	20,531	20,531	20,531

Diluted EPS Denominator	365,431	374,453	370,235	376,315

Basic earnings per share	$0.31	$0.16	$1.27	$1.24
Diluted earnings per share	$0.30	$0.15	$1.20	$1.17

	Quarters Ended		Fiscal Years Ended
	September 30,		September 30,
Reconciliation of Net Income to EBITDA	2005	2004	2005	2004

(In thousands)

Net income	$105,424	$54,309	$436,539	$488,677
Discontinued operations, net of tax	—	—	—	(58,924)
Provision for income taxes	58,384	24,077	244,726	223,663
Other (income) expense, net	(3,452)	116,601	(17,610)	160,908
Depreciation and amortization	72,658	32,030	225,848	151,779

EBITDA	$233,014	$227,017	$889,503	$966,103

EBITDA [earnings before interest, taxes, depreciation and amortization (including asset charges and stock-based compensation), other expense, net, and discontinued operations] is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

International Game Technology Reports
Fourth Quarter Fiscal Year 2005 Results

IGT Fourth Quarter Fiscal Year 2005
Unaudited Supplemental Data

	Fiscal Years Ended
	September 30,
Calculation of Free Cash Flow	2005	2004

(In thousands)

Net cash from operations	$726,395	$623,584
Investment in property, plant and equipment	(48,477)	(48,916)
Investment in gaming operations equipment	(170,915)	(132,318)
Investment in intellectual property	(19,251)	(29,654)

Subtotal	487,752	412,696

Dividends paid	(165,826)	(138,922)

Free Cash Flow	$321,926	$273,774

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.